Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Parent

Fidelity Bancorp, Inc.
Subsidiaries	State or Other Jurisdiction of Incorporation	Percentage Ownership

Fidelity Bank, PaSB	Pennsylvania	100%

FB Capital Statutory Trust III	Delaware	100%

Subsidiaries of Fidelity Bank, PaSB

FBIC, Inc.	Delaware	100%